As filed with the Securities and Exchange Commission on March 30, 2004


                           Registration No. 333-99647

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            POST-EFFECTIVE AMENDMENT
                                      NO. 1
                                       TO
                                    FORM SB-2
                                       ON
                                    FORM S-3

                                   ----------

                             SOMERSET HILLS BANCORP
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


      New Jersey                      6712                        22-3768777
(STATE OR JURISDICTION         (PRIMARY STANDARD                (IRS EMPLOYER
   OF ORGANIZATION)             INDUSTRIAL CODE)             IDENTIFICATION NO.)

                               155 Morristown Road
                         Bernardsville, New Jersey 07924
                                 (908) 221-0100
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            Stewart E. McClure, Jr.,
          President, Chief Executive Officer, Chief Operating Officer
                         Bernardsville, New Jersey 07924
                                 (908) 221-0100
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                                    COPY TO:

                            Robert A. Schwartz, Esq.
                       Windels Marx Lane & Mittendorf, LLP
                             120 Albany Street Plaza
                             New Brunswick, NJ 08901
                                 (732) 846-7600


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

================================================================================


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

================================================================================


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE

--------------------- ------------ -------------- --------------- --------------
                                      Proposed       Proposed
                                       maximum        maximum
 Title of each class     Amount       offering       aggregate       Amount of
 of securities to be      to be        price         offering      registration
     registered        registered     per unit         price            fee
--------------------- ------------ -------------- --------------- --------------



(1) The registration fee for the registration of the Common Stock was paid when this Registration Statement was first filed. No new securities are being registered.

                              --------------------

                                   PROSPECTUS


                         ------------------------------

                             SOMERSET HILLS BANCORP

                              --------------------

                 1,159,200 SHARES OF COMMON STOCK, NO PAR VALUE,
                       ISSUABLE UPON EXERCISE OF WARRANTS

                              --------------------

       Somerset Hills Bancorp is the parent company for Somerset Hills Bank, Bernardsville, New Jersey, a state-chartered commercial bank that opened for business in December, 1998.

       We are offering up to 1,159,200 shares of our common stock, no par value ("Common Stock"), purchasable upon the exercise of outstanding warrants ("Warrants"). The Common Stock and the Warrants are separately transferable.

       Each Warrant entitles the holder thereof to purchase one share of Common Stock at a purchase price of $9.19 per share (the "Purchase Price"). The Purchase Price is subject to adjustment upon the occurrence of certain events described in and governed by a Warrant Agreement between the Company and Registrar and Transfer Company, as Warrant Agent (the "Warrant Agent"), dated November 12, 2002 (the "Warrant Agreement"). Prior to the purchase of Common Stock upon the exercise of a Warrant, the holder of a Warrant will have none of the rights or privileges of a stockholder of the Company.

       The Common Stock is offered hereunder in accordance with the Warrant Agreement on a continuous basis through and including November 30, 2006.

       Our Common Stock is currently traded on the NASDAQ Small Cap Market under the symbol "SOMH" and our Warrants are currently traded on the NASDAQ Small Cap Market under the symbol "SOMHW".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS MARCH 30, 2004.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC) under the Exchange Act. You may read and copy any document we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

       The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

       o our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on March 26, 2004.

       o the description of the Common Stock contained in our Registration Statement filed pursuant to Section 12(g) of the Exchange Act, including any amendment thereto or report filed under the Exchange Act for the purpose of updating such description.

       All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the Common Stock offered by this prospectus is sold are incorporated by reference in this prospectus from the date of filing of the documents, except for information furnished under Item 9 and Item 12 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

       You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

                             Somerset Hills Bancorp
                               155 Morristown Road
                         Bernardsville, New Jersey 07924
                            Attn: Investor Relations
                                 (908) 221-0100.


                           IMPORTANT NOTICE TO READERS

       You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our Common Stock occurs.

       In this prospectus, we use the terms "we," "us" and "our" to refer to Somerset Hills Bancorp.


                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

       Statements in this prospectus and in documents incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management's beliefs and assumptions concerning future events. When used in this prospectus and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words "expects", "anticipates", "intends", "believes" or similar language. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year. Although these expectations may change, we may not inform you if they do. Our policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter.

       You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this prospectus under "Risk Factors." In light of these risks and uncertainties, the forward-looking events discussed or incorporated by reference in this prospectus might not occur.


                                   THE COMPANY

       Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank (formerly known as The Bank of the Somerset Hills), a New Jersey chartered commercial bank that opened for business in Bernardsville, Somerset County, New Jersey in December 1998. The only activity of Somerset Hills Bancorp is currently ownership of Somerset Hills Bank. The bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. It also operates a wealth management subsidiary, Somerset Hills Wealth Management Services, LLC, to provide financial services including financial planning, life, health, property and casualty insurance, mutual funds and annuities.

       The Bank is a New Jersey chartered commercial bank subject to supervision and regulation of the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. The Bank's primary market area is comprised of Morris and Somerset Counties, New Jersey, and to a lesser extent, adjoining counties through its main office and two branches. At December 31, 2003, the Bank had total assets of $169.7 million, total deposits of $145.7 million and stockholders' equity of $21.7 million.

                                 USE OF PROCEEDS

       The Company intends to use the cash proceeds from the sale of Common Stock hereby for its general corporate purposes, depending on the Company's needs as determined from time to time by the Company's Board of Directors.


                              PLAN OF DISTRIBUTION

       The shares of Common Stock being offered hereby are purchasable upon the exercise of the Warrants and the payment of the Purchase Price. The Purchase Price is subject to adjustment, as provided in the Warrant Agreement, upon the declaration by the Company of any stock dividend, split, reverse split or reclassification or reorganization with respect to the Common Stock. The change in the Purchase Price will be proportionate to the increase or decrease in the number of shares of Common Stock outstanding due to the stock dividends, splits, reverse splits, reclassifications or reorganizations, all as set forth in the Warrant Agreement.

       UPON THE SURRENDER OF A WARRANT CERTIFICATE WITH THE ELECTION TO EXERCISE SECTION DULY EXECUTED BY A WARRANT HOLDER TO THE WARRANT AGENT, ALONG WITH THE APPLICABLE PURCHASE PRICE, THE COMPANY WILL ISSUE THE APPROPRIATE NUMBER OF SHARES OF COMMON STOCK TO SUCH WARRANT HOLDER.


                                  LEGAL MATTERS

       WINDELS MARX LANE & MITTENDORF, LLP, NEW BRUNSWICK, NEW JERSEY, WILL PASS UPON THE LEGALITY OF THE SECURITIES OFFERED BY THIS PROSPECTUS FOR US.


                                     EXPERTS

       The consolidated statements of financial condition of the Company as of December 31, 2003 and 2002, and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 financial statements refers to a change in accounting for goodwill in 2002.

       No person has been authorized to give any information or to make any representation in connection with the offering described herein, other than information and representations contained in this Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized by Somerset Hills Bancorp This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities offered by this Prospectus to or from any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall, under any circumstances, create an implication that there has been no change in the information contained herein or in the affairs of Somerset Hills Bancorp since the date hereof or any of the dates as of which information is furnished herein.

                             SOMERSET HILLS BANCORP

                                 ---------------

                 1,159,200 SHARES OF COMMON STOCK, NO PAR VALUE,
                       ISSUABLE UPON EXERCISE OF WARRANTS


                              --------------------

                                   PROSPECTUS
                              --------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

             Registration Fee ............................ $  1,729
             NASD Fee ....................................    1,000
             Listing Fee .................................    1,000
             Printing and Engraving Expenses .............    3,500
             Legal Fees and Expenses .....................  130,000
             Accounting Fees and Expenses ................  125,000
             Blue Sky Fees and Expenses ..................   10,000
             Miscellaneous ...............................   22,271
                                                           --------
               Total ..................................... $294,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Article VII of the Certificate of Incorporation of the Company and
Section 14A:3-5 of the New Jersey Business Corporation Act ("NJBCA") provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request ("corporate agents") against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threaten civil or criminal proceeding involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful.

       With respect to any derivative action, the Company is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

       Under Section 14A:3-5 of the NJBCA, the Company may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make a determination; or (iii) by the shareholders if the Certificate of Incorporation or the Bylaws of the Company so provide.

       Section 14A:3-5 of the NJBCA further provides that a corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. In advance of the final disposition of a proceeding, the Company may pay an agent's expenses if the agent agrees to repay the expense unless it is ultimately determined he is entitled to indemnification.

       Article VII of the Certificate of Incorporation of the Company also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VII.

       With respect to possible indemnification of officers, directors, and other corporate agents for liabilities arising under the Securities Act, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

EXHIBIT NO.       DESCRIPTION

   4.2*        Specimen of Warrant Certificate.

   4.3*        Warrant Agreement.

   5.* Opinion of Windels Marx Lane & Mittendorf, LLP as to the legality of the securities to be registered.

   23.1.       Consent of KPMG LLP

   23.2.*      Consent of Windels Marx Lane & Mittendorf, LLP (Included in
               Exhibit 5)

------------------------
* Previously filed.


ITEM 17. UNDERTAKINGS

       The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement, and that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly authorized this Post Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Borough of Bernardsville, State of New Jersey on March 30, 2004.

                             SOMERSET HILLS BANCORP


                             By: /s/ Stewart E. McClure, Jr.
                                -------------------------------
                             STEWART E. MCCLURE, JR.
                             President, Chief Executive Officer
                             and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment to Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities indicated below on March 30, 2004.

/s/ Stewart E. McClure, Jr.
--------------------------------
Stewart E. McClure, Jr.
President, Chief Executive Officer, and Chief Operating Officer

/s/ Gerard Riker
--------------------------------
Gerard Riker
Executive Vice President and Chief Financial Officer

/s/ Edward B. Deutsch
--------------------------------
Edward B. Deutsch
Chairman

/s/ Richard C. Fowler, Jr.
--------------------------------
Richard C. Fowler, Jr.
Director

/s/ Stanley C. Gale
--------------------------------
Stanley C. Gale
Director

/s/ Jerome J. Graham, Jr.
--------------------------------
Jerome J. Graham, Jr.
Director

/s/ Desmond V. Lloyd
--------------------------------
Desmond V. Lloyd
Director

/s/ Dennis C. Longwell
--------------------------------
Dennis C. Longwell
Director

/s/ Paul F. Lozier
--------------------------------
Paul F. Lozier
Director

/s/ Thomas J. Marino
--------------------------------
Thomas J. Marino
Director

/s/ Thompson H. McDaniel
--------------------------------
Thompson H. McDaniel
Director

/s/ Peter F. Muratore
--------------------------------
Peter F. Muratore
Director

/s/ Gerald B. O'Connor
--------------------------------
Gerald B. O'Connor
Director

/s/ Nicholas P. Rizzo
--------------------------------
Nicholas P. Rizzo
Director

/s/ M. Gerald Sedam, II
--------------------------------
M. Gerald Sedam, II
Director

/s/ Joseph M. Sullivan
--------------------------------
Joseph M. Sullivan
Director